Exhibit 5.10

CONSENT OF EXPERT

I, Rogerio Moreno, of MCB Servicos e Mineracao Ltda., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from mineral resource and reserve estimates for the San Andres mine as at December 31, 2008 (the “Incorporated Information”).  I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Rogerio Moreno
Name:	Rogerio Moreno, MAusIMM
Title:	Principal Geologist

Date: March 31, 2009